Exhibit H-1

BLOCKED ACCOUNT AGREEMENT

THIS BLOCKED ACCOUNT AGREEMENT (“Agreement”) is made and entered into as of this 9th day of April, 2007, by and among Citibank, N.A. (“Bank”), Cord Blood America, Inc., a Florida corporation (“Company”), and Shelter Island Opportunity Fund, LLC, and its successors and assigns (“Purchaser”).

A.

Pursuant to that certain Securities Purchase Agreement, dated as of February 14, 2007, (as amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), among Company, Corcell, Ltd., a Nevada corporation (“Corcell”), Career Channel, Inc., a Florida corporation d/b/a Rainmakers International (“Rainmakers”), and the Purchaser, Purchaser has agreed to purchase the $230,000 Secured Original Issue Discount Debenture of Company (“Debenture”).

B.

Company has established Account No. _____ with Bank (together with any successor accounts and any renewals or rollovers thereto, the “Blocked Account”).

C.

From the proceeds of the sale of the Debenture, the aggregate amount of $80,000 is being deposited and credited to the Blocked Account under the terms and conditions hereof.

D.

The parties hereto desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Blocked Account and all funds on deposit therein from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.

Effectiveness.  This agreement shall take effect immediately upon its execution by all parties hereto and shall supersede any blocked account or similar agreement in effect with respect to the Blocked Account.

2.

Security Interest; Agency.  As collateral security for Company’s obligations to Purchaser under the Debenture and Securities Purchase Agreement and the other documents delivered by Company, Corcell and Rainmakers and described therein (collectively, “Transaction Documents”), Company hereby grants to Purchaser a security interest in (a) the Blocked Account, (b) all contract rights, claims and privileges in respect of the Blocked Account and (c) all cash, checks, money orders and other items of value of Company now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession or under the control of, or in transit to, Bank or any agent, bailee or custodian thereof (collectively, “Receipts”).  Bank hereby acknowledges notice of Purchaser’s security interest in such collateral and does hereby consent thereto.  Purchaser hereby appoints Bank as Purchaser’s bailee and pledgee-in-possession for the Blocked Account and all Receipts, and Bank hereby accepts such appointment and agrees o be bound by the terms of this Agreement and all instructions delivered by Purchaser to Bank pursuant hereto.  Company hereby agrees to such appointment and further agrees that Purchaser shall be entitled to exercise, upon the written instructions of Purchaser to Bank hereunder, any and all rights which Company may have with respect to the Blocked Account or under applicable law with respect to the Blocked Account, all Receipts and all other collateral described in this paragraph 2.

3.

Control of Blocked Account.

(a)

The Blocked Account shall be maintained by Bank in the name of “Shelter Island Opportunity Fund Blocked Account for Cord Blood America, Inc.”

(b)

On receipt by Bank of a joint notice from Purchaser and Company stating that the conditions specified in the Securities Purchase Agreement for the release of funds from the Blocked Account have been satisfied, the funds that are then on deposit in the Blocked Account shall be debited by the Bank from the Blocked Account and released to the Company, or as designated by the Company, by wire transfer of such funds on the date specified, which date shall be no more than ten and not less than one business day after the date of such notice (a “Payment Date”).

(c)

Until release of the funds on deposit in the Blocked Account in accordance with Section 3(b), the Blocked Account shall be under the sole dominion and control of Purchaser and neither Company nor any other person or entity, through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Blocked Account.

4.

Procedures for Blocked Account.  Bank shall follow the following procedures with respect to the Blocked Account:

(a)

Apply and credit for deposit to the Blocked Account all Receipts from time to time tendered for deposit therein, including without limitation all wire transfers and other payments directed to the Blocked Account.

(b)

From and after the date, if any, that notice has been delivered to Bank and Company by Purchaser (the “Activation Date”) that a default has occurred under the Securities Purchase Agreement or any Transaction Document, and until such time, if any, that Purchaser shall have withdrawn such notice in writing, Bank shall determine, on each business day, the balance of all available funds on deposit in the Blocked Account and automatically initiate a federal funds wire transfer of all such funds not later than 12:00 p.m. (New York Time) on such business day to such account as may be designated in writing from time to time by Purchaser (the “Purchaser Account”).

5.

Statements and Other Information.  Bank shall send to Purchaser copies of all returned and dishonored Receipts promptly upon Bank’s receipt thereof, and shall provide Purchaser and Company with regular monthly bank statements and such other information relating to the Blocked Account as shall reasonably be requested by either party.  Bank shall also deliver a copy of all notices and statements required to be sent to Company pursuant to any agreement governing or related to the Blocked Account to Purchaser at such times as provided therein.  Upon Purchaser’s request, Company shall deliver to Purchaser any certificate or passbook evidencing the Blocked Account, duly endorsed to Purchaser.

6.

Fees.  Company agrees to pay on demand all usual and customary service charges, transfer fees and account maintenance fees (collectively, “Fees”) of Bank in connection with the Blocked Account.  In the event Company fails to timely make a payment to Bank of any Fees, Bank may thereafter exercise its right of setoff against the Blocked Account for such amounts.  Purchaser shall not have any responsibility or liability for the payment of any Fees.

7.

Uncollected Funds.  If any Receipts deposited in the Blocked Account are returned unpaid or otherwise dishonored, Bank shall have the right to charge any and all such returned or dishonored items against the Blocked Account or to demand reimbursement therefore directly from Company.  If there are insufficient funds in the Blocked Account to cover any such charge for any returned or dishonored item and Company fails to reimburse Bank for such amount within ten (10) business days after demand, then Purchaser agrees to reimburse Bank within ten (10) business days of written notice of demand for the amount of such returned or dishonored item provided that (a) such item has been previously credited to the Purchaser Account and (b) Purchaser receives such written demand within forty-five (45) days after termination of this Agreement.

8.

Setoff.  Bank hereby agrees that Bank will not exercise or claim any right to setoff or banker’s lien against the Blocked Account or any Receipts on deposit therein, and Bank hereby further waives any such right or lien which it may have against any Receipts deposited in the Blocked Account, except to the extent expressly set forth in paragraphs 6 and 7 above.  Bank’s records do not disclose any liens or claims of any kind against the Blocked Account.

9.

Exculpation of Bank; Indemnification by Company.  Company and Purchaser agree that Bank shall have no liability to either of them for any loss or damage that either or both may claim to have suffered or incurred, either directly or indirectly, by reason of this Agreement or any transaction or service contemplated by the provisions hereof, unless occasioned by the gross negligence or willful misconduct of Bank.  In no event shall Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond Bank’s reasonable control or from indirect, special or consequential damages.  Company agrees to indemnify Bank and hold it harmless from and against any and all claims, other than those ultimately determined to be founded on gross negligence or willful misconduct of

Bank, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney’s fees and disbursements) incurred as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any transaction conducted or service provided by Bank through the use of any account at Bank pursuant to the procedures provided for or contemplated by this Agreement.

10.

Termination.  This Agreement shall be terminated by Company and Purchaser upon delivery to Bank of a written notification thereof jointly executed by Company and Purchaser in accordance with Section 3(b).  This Agreement may be terminated by Purchaser at any time, with or without cause, upon its delivery of written notice thereof to each of Company and Bank.  This Agreement may be terminated by Bank or Company at any time on not less than 30 days’ prior written notice delivered to each of the other parties hereto.  Upon delivery or receipt of such notice of termination by Bank or Company, Bank will: (a) immediately transmit to the Purchaser Account (i) all funds, if any, then on deposit in, or otherwise to the credit of, the Blocked Account, and (ii) upon receipt, all funds received after such notice for deposit in, or otherwise to the credit of, the Blocked Account; and (b) deliver directly to Purchaser all Receipts consisting of checks, money orders, drafts and other instruments or items of value, whether then in the possession of Bank or received by Bank after such notice, without depositing such Receipts in the Blocked Account or any other account.  Within 30-days after delivery by Bank to the Purchaser Account of the foregoing items, Purchaser and Company shall designate another financial institution reasonably acceptable to them to succeed to the rights and obligations of Bank hereunder and will execute and deliver with such other financial institution an agreement containing terms substantially similar to the terms hereof..  The provisions of Sections 2, 3 and 8 shall survive termination of this Agreement unless and until specifically released by Purchaser in writing.  All rights of Bank under Sections 6, 7 and 9 shall survive any termination of this Agreement.

11.

Irrevocable Agreements.  Company acknowledges that the agreements made by it and the authorizations granted by it in Sections 2, 3 and 4 hereof are irrevocable and that the authorizations granted in Sections 2, 3 and 4 hereof are powers coupled with an interest.

12.

Notices.  All notices, requests or other communications given to Company, Purchaser or Bank shall be given in writing (including by facsimile) at the address specified below:

Purchaser:

Shelter Island Opportunity Fund, LLC

One East 52nd Street

New York, New York 10022

Attention: Randall P. Stern

Telephone: 212 888 2224

Facsimile: 212 888 0334

Bank:

Citibank, N.A.

Attention:

Telephone:

Facsimile:

Company:

Cord Blood America, Inc.

9000 W. Sunset Boulevard, Suite 400

Los Angeles, California 90609

Attention: Matthew L. Schissler, CEO

Telephone: 310 432 4090

Facsimile: 888 882 CORD

Any party may change its address for notices hereunder by notice to each other party hereunder given in accordance with this Section 12.  Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12 and confirmation of receipt is made by the appropriate party, (b) if given by overnight courier, 24 hours after such communication is deposited with the overnight courier for delivery, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in this Section 12.

13.

Miscellaneous.

(a)

This Agreement may be amended only by a written instrument executed by Purchaser, Bank, and Company acting by their respective duly authorized representatives.

(b)

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but neither Company nor Bank shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of Purchaser.  Purchaser may assign its rights hereunder upon notice thereof given to Bank and the Company.

(c)

This Agreement may be executed in any number of several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d)

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed and delivered this Blocked Account Agreement as of the day and year first above set forth.

CITIBANK, N.A.

By: _____________________

Name:

Title:

CORD BLOOD AMERICA, INC.

By: _____________________

Name:

Title:

SHELTER ISLAND OPPORTUNITY FUND, LLC

By: Shelter Island GP, LLC, its Manager

By: _____________________

Name:

Title: